Exhibit 99

                       Press Release dated August 27, 2001

          NEW PRESIDENT/CEO TAKES HELM OF BESTNET COMMUNICATIONS CORP

August 27, 2001 09:01:00 AM ET

TUCSON, Ariz., Aug. 27 /PRNewswire/ -- BestNet Communications Corp. (OTC Bulletin Board: BESC) provider of a patented Internet-based communication solutions, announced today that Robert A. Blanchard has been named President/CEO of BestNet Communications Corp., Robert A. Blanchard's appointment was approved by the Company's Board of Directors and is effective August 20, 2001.

Robert Blanchard takes control of the Company from Gerald Quinn, who will remain chair of the Company's Board of Directors. Robert Blanchard will be responsible for all aspects of the Company, including general administration, strategic relations, finance, sales, marketing, technical operations and customer service.

Gerald Quinn,  former  President/CEO  and head of the selection  committee said:
"Bob's appointment to the Company marks a major milestone for BestNet. We are no longer a development company and require the leadership and vision that Bob brings to take this company to the next stage. We're particularly impressed with Bob's senior management experience in telecommunications and his impressive record building strategic alliances, developing and implementing sales and marketing programs and managing operations."

Robert Blanchard, President/CEO of BestNet said: "I am very excited to have the opportunity to lead the transformation of BestNet from a development company to a global technology solutions provider. The decision to join was not difficult, given the expansive market for the Company's proprietary technology and proven capabilities for innovation."

Prior to joining BestNet, Robert Blanchard was President & COO of ProNet Global, Inc., a privately-held corporation dedicated to world-wide strategic growth and support of independent business owners affiliated with Quixtar, a leading e-commerce organization. Through ProNet, Robert was President/CEO position of the e-Alliance, a worldwide strategic alliance of marketing organizations and strategic partnerships representing approximately $2 billion in annual sales. Prior to ProNet, Robert was Vice President of Strategy & Business Development for Reliable Energy, Inc., a management consulting firm for commercial and industrial users of natural gas and electricity. Robert also has served as Corporate Director for US Xchange, LLC, a facilities based provider of competitive telecommunication services (CLEC), Director of Administration for W.K. Kellogg Foundation and Director of North America for Amway Corporation. Robert holds a MBA from Northwestern University and Baccalaureate from Central Michigan University.

BestNet Communications Corp. is an Internet-based provider of long distance, conference calling and e-commerce communication services. BestNet's service uses access and control of the Internet with existing telephone infrastructure (i.e., the public switched telephone network) to complete calls. The Company provides access to its services via the web, desktop and handhelds including Palm(TM), Pocket PC(R) and Blackberry(TM) devices. The patented Bestnetcall.com system provides toll quality, global access, low rates, real-time billing and call management features. Bestnetcall.com is used by business and residential customers in over 120 countries. To learn more about Bestnetcall, visit our website at: www.bestnetcall.com

This press release contains certain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, those factors detailed by BestNet Communications Corp in its filings with the Securities and Exchange Commission.

For  further   information   please  contact   BestNet   Communications   Corp.,
+1-520-750-9093, ext. 207.